Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Corporation Announces Management Promotions

NEW HYDE PARK, NY, June 21, 2010 – Kimco Realty Corporation (NYSE: KIM) announced today the following management promotions effective immediately.

Glenn G. Cohen has been appointed executive vice-president and chief financial officer. Mr. Cohen will be responsible for the company’s financial and capital strategy and oversee accounting and financial reporting, tax, treasury and capital markets, as well as corporate financial planning and analysis.

Mr. Cohen joined Kimco in 1995 as director of accounting and taxation, has served as the company’s treasurer since 1997 and most recently as chief accounting officer since 2009. Prior to joining Kimco, Mr. Cohen served as chief operating officer and chief financial officer for U.S. Balloon Manufacturing Company, chief financial officer of Emco Sales and Service, LP and six years as a certified public accountant in the audit practice at Coopers & Lybrand (predecessor to PricewaterhouseCoopers LLP). Mr. Cohen holds a bachelor of science in accounting from the State University of New York at Albany.

Barbara M. Pooley has been appointed executive vice-president and chief administrative officer of the company. Ms. Pooley will be responsible for the business support functions of Kimco’s operations including property planning, analysis and reporting, lease and property administration as well as information technology. She will continue to oversee investor relations, corporate communications and corporate governance for the company.

Ms. Pooley joined Kimco in 2007 and currently serves as senior vice-president, finance and investor relations. Before joining Kimco, Ms. Pooley held the position of senior vice-president, investor relations at Colonial Properties Trust. Other prior experience includes vice-president of human resources at CSX World Terminals and eight years as a certified public accountant in the tax practice at BDO Seidman, LLP. Ms. Pooley began her career in the finance group at Unisys Corporation.  She holds a bachelor of science in finance from the University of Maryland at College Park.

President and Chief Executive Officer David B. Henry said “We congratulate Glenn and Barbara on their promotions. We are fortunate to have such highly talented and experienced team members in place at Kimco.  We have a rich history of cultivating talent which has enabled us to promote from within and ensure a seamless transition of these critical functions.”

The Company does not anticipate any material impact to net income or funds from operations per share for the full-year 2010 as a result of these management changes.

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America’s largest portfolio of neighborhood and community shopping centers.  As of March 31, 2010, the company owned interests in 1,471 retail properties comprising 151 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) the level and volatility of interest rates and foreign currency exchange rates, (v) increases in operating costs and real estate taxes, (vi) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, (vii) the Company’s ability to raise capital by selling its assets, (viii) changes in governmental laws and regulations, (ix) the availability of suitable acquisition opportunities, (x) valuation of joint venture investments, (xi) valuation of marketable securities and other investments, (xii) changes in the dividend policy for the Company’s common stock, (xiii) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's filings with the Securities and Exchange Commission, including but not limited to the company's report on Form 10-K for the year ended December 31, 2009 and the section titled “Risk Factors” therein, as may be updated or supplemented in the company’s Form 10-Q filings. Copies of each filing may be obtained from the company or the Securities & Exchange Commission.

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CONTACT: David F. Bujnicki, senior director, investor relations, 1-866-831-4297